As filed with the Securities and Exchange Commission on May 13, 2003

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DANAHER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	59-1995548
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2099 Pennsylvania Avenue, N.W.

Washington, D.C. 20006-1813

(202) 828-0850

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DANAHER CORPORATION & SUBSIDIARIES AMENDED AND RESTATED

EXECUTIVE DEFFERRED INCENTIVE PROGRAM

(Full Title of the Plan)

Patrick W. Allender

Executive Vice President, Chief Financial Officer and Secretary

2099 Pennsylvania Avenue, N.W.

Washington, D.C. 20006-1813

(202) 828-0850

(Name, address, including zip code, and telephone number, including area code,

of agent for service of process)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Deferred Compensation Obligations (1)	$20,000,000	(2)	100%		$20,000,000	(2)	$1,618
Common Stock, $.01 par value (3)	1,000,000 shares	(4)(5)	$69.60	(4)	$69,600,000	(4)	$5,631

(1)	The Deferred Compensation Obligations registered herein are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Danaher Corporation & Subsidiaries Amended and Restated Executive Deferred Incentive Program (the “Plan”).
(2)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on an estimated amount of $20,000,000 Deferred Compensation Obligations to be offered under the plan.
(3)	Represents the shares of Common Stock to be distributed by the Registrant pursuant to its obligations under the Plan.
(4)	Estimated solely for purposes of calculating the registration fee, which has been calculated pursuant to Rule 457(c) and (h) based on the average of the high and low per share prices of the Common Stock on May 8, 2003, as reported on the New York Stock Exchange.
(5)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of shares as may be required to cover possible adjustments under the plan by reason of any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Registrant.

PART I

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plan covered by this registration statement, as required by Rule 428(b) under the Securities Act. All such documents will be dated and maintained in a “prospectus file” meeting the requirements of Rule 428(a) and will contain in a conspicuous place the legend required by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Danaher Corporation (the “Registrant,” the “Company,” “Danaher,” “we,” “our,” “us”)) with the Securities and Exchange Commission (the “Commission”) (File No. 1-08089) are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2003; and

(c)	The description of Danaher common stock as set forth in its registration statement on Form 8-B filed on November 3, 1986, including all amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    DESCRIPTION OF SECURITIES

The Danaher Corporation & Subsidiaries Amended and Restated Executive Deferred Incentive Program (the “New EDIP”) is a non-qualified, unfunded incentive program. Under the New EDIP, each eligible employee will be provided the opportunity to make a deferral election with respect to all or a portion of his or her salary and bonus (and under certain circumstances, rollover amounts) in a given plan year. Because the New EDIP is unfunded, the amounts deferred under the New EDIP will not actually be invested in the investments selected by the participant. Rather, the administrator will credit (or charge) to the participants’ deferral accounts earnings (or losses) on such deferred amounts in an amount equal to the actual rate of return or loss on the selected investments. Upon the satisfaction of certain conditions, a participant may also elect to defer gain realized as a result of any exercise by the participant of options granted under any Company employee stock option plan. Upon such election and the satisfaction of the applicable conditions, the administrator will credit the participant’s option shares account in the New EDIP with a number of notional shares equal to the amount of such gain. If the Company pays a dividend on its stock, the administrator will credit the participant’s option shares account with a number of notional shares as calculated under the terms of the New EDIP.

The New EDIP also provides that the Company will continue the current, three-year Company contribution cycle on largely the same terms as it currently operates until such current cycle ends on December 31, 2003. Beginning as of January 1, 2004, Company contributions to the New EDIP will occur in one-year cycles. As of the beginning of each plan year or such later date as of which participation begins, the administrator will credit an amount determined under the terms of the New EDIP to the Danaher stock investment option in such participant’s benefit account in the New EDIP. Because the New EDIP is unfunded, amounts credited to the Danaher stock investment option and to the option shares account in the New EDIP will actually be credited with notional shares rather than shares of Danaher common stock and, accordingly, no participant who has a balance in the Danaher stock investment option in his or her account will be entitled to any dividend, voting, or other rights of a shareholder of Danaher common stock with respect to the balance in such account.

A participant may elect to receive distributions from his or her New EDIP account in cash, shares of Danaher common stock or a combination of cash and shares of Danaher common stock. Notwithstanding the preceding sentence, all account balances invested in the Danaher stock investment option, and all balances in the participant’s option shares account, will be distributed in shares of Danaher common stock. Any shares of Danaher common stock distributed under the New EDIP may come from authorized but unissued shares, authorized and issued shares, treasury shares or a combination of the foregoing. The right of each participant in the New EDIP is that of a general, unsecured creditor, and a participant’s interest in the New EDIP may not be sold, assigned, transferred, pledged or otherwise encumbered.

Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Article Ten of Danaher’s Certificate of Incorporation provides that Danaher will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to Danaher or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Danaher or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. Article Eight of Danaher’s By-laws provides that Danaher will indemnify directors, officers, employees or agents of Danaher in non-derivative claims if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. For non-derivative claims, termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conducts was unlawful. For derivative claims, Article Eight of Danaher’s By-laws provides that Danaher will indemnify directors, officers, employees or agents of Danaher if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Danaher unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Danaher has in effect insurance policies for general officers’ and directors’ liability insurance covering all of Danaher’s officers and directors.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.    EXHIBITS

Exhibit Number	Description
4.1

Danaher Corporation & Subsidiaries Amended and Restated Executive Deferred Incentive Program (incorporated by reference from Annex A to the Registrant’s 2003 Proxy Statement on Schedule 14A filed with the Commission on April 1, 2003)

5.1	Opinion of Wilmer, Cutler & Pickering
5.2	Opinion of Parker, Hudson, Rainer & Dobbs LLP
23.1	Consent of Ernst & Young LLP, independent auditors
23.2	Notice Regarding Consent of Arthur Andersen LLP
23.3	Consent of Wilmer, Cutler & Pickering (included in Exhibit 5.1 to this registration statement)
23.4	Consent of Parker, Hudson, Rainer & Dobbs LLP (included in Exhibit 5.2 to this registration statement)
24.1	Power of Attorney (included on signature page to this Registration Statement)

Item 9.    UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 16 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on May 13, 2003.

DANAHER CORPORATION

By:	/s/ PATRICK W. ALLENDER
Patrick W. Allender
Executive Vice President — Chief Financial Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Patrick W. Allender and Robert S. Lutz, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 13, 2003	By:	/s/ H. Lawrence Culp, Jr.
H. Lawrence Culp, Jr. Director, President and Chief Executive Officer (Principal Executive Officer)

Date: May 13, 2003	By:	/s/ Patrick W. Allender
Patrick W. Allender Executive Vice President — Chief Financial Officer and Secretary (Principal Financial Officer)

Date: May 13, 2003	By:	/s/ Robert S. Lutz
Robert S. Lutz Vice President and Chief Accounting Officer (Principal Accounting Officer)

Date: May 13, 2003	By:	/s/ Mortimer M. Caplin
Mortimer M. Caplin Director

Date: May 13, 2003	By:	/s/ Donald J. Ehrlich
Donald J. Ehrlich Director

Date: May 13, 2003	By:	/s/ Mitchell P. Rales
Mitchell P. Rales Director and Chairman of the Executive Committee

Date: May 13, 2003	By:	/s/ Steven M. Rales
Steven M. Rales Director and Chairman of the Board

Date: May 13, 2003	By:	/s/ Walter G. Lohr, Jr.
Walter G. Lohr, Jr. Director

Date: May 13, 2003	By:	/s/ Alan G. Spoon
Alan G. Spoon Director

Date: May 13, 2003	By:	/s/ A. Emmet Stephenson, Jr.
A. Emmet Stephenson, Jr. Director

EXHIBIT INDEX

Exhibit Number	Description
4.1

Danaher Corporation & Subsidiaries Amended and Restated Executive Deferred Incentive Program (incorporated by reference from Annex A to the Registrant’s 2003 Proxy Statement on Schedule 14A filed with the Commission on April 1, 2003)

5.1	Opinion of Wilmer, Cutler & Pickering
5.2	Opinion of Parker, Hudson, Rainer & Dobbs LLP
23.1	Consent of Ernst & Young LLP, independent auditors
23.2	Notice Regarding Consent of Arthur Andersen LLP
23.3	Consent of Wilmer, Cutler & Pickering (included in Exhibit 5.1 to this registration statement)
23.4	Consent of Parker, Hudson, Rainer & Dobbs LLP (included in Exhibit 5.2 to this registration statement)
24.1	Power of Attorney (included on signature page to this Registration Statement)